As filed with the Securities and Exchange Commission on October 1, 2025

Registration No. 333-231552

Registration No. 333-226468

Registration No. 333-88660

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement Registration No. 333-231552

Post-Effective Amendment No. 1 to Form S-8 Registration Statement Registration No. 333-226468

Post-Effective Amendment No. 1 to Form S-8 Registration Statement Registration No. 333-88660

UNDER THE SECURITIES ACT OF 1933

Maverick Merger Sub 2, LLC

(Exact name of registrant as specified in its charter)

Delaware	84-4946470
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1050 Woodward Avenue
Detroit, MI 48226

(Address of Principal Executive Offices, Including Zip Code)

Mr. Cooper Group Inc. 2019 Omnibus Incentive Plan

Nationstar Mortgage Holdings Inc. Second Amended and Restated 2012

Incentive Compensation Plan

(Full title of the plans)

Brian Brown

Secretary and Treasurer

1050 Woodward Avenue
Detroit, MI 48226

(313) 373-7990

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Tina V. John
Corporate Secretary
1050 Woodward Avenue
Detroit, MI 48226

(313) 373-7990

John C. Kennedy, Esq.

Christodoulos Kaoutzanis, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Maverick Merger Sub 2, LLC (the “Registrant”) is filing these Post-Effective Amendments (the “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (each, a “Registration Statement”), previously filed with the Securities and Exchange Commission (the “Commission”), to withdraw and remove from registration any and all shares (“Shares”) of the Registrant’s common stock, par value $0.01 per share, and other securities that remain unsold or otherwise unissued under each Registration Statement:

•	Registration Statement No. 333-231552 filed with the Commission on May 16, 2019, relating to the registration of 20,000,000 Shares authorized for issuance under the Registrant’s 2019 Omnibus Incentive Plan.
•	Registration Statement No. 333-226468 filed with the Commission on August 1, 2018, relating to the registration of 87,704,668 Shares authorized for issuance under the Nationstar Mortgage Holdings Inc. Second Amended and Restated 2012 Incentive Compensation Plan.
•	Registration Statement No. 333-88660 filed with the Commission on May 20, 2002, relating to the registration of 1,000,000 Shares authorized for issuance under the Washington Mutual, Inc. 2002 Employee Stock Purchase Plan.

On October 1, 2025, pursuant to the previously announced Agreement and Plan of Merger, dated as of March 31, 2025, by and among the Registrant, Rocket Companies, Inc., a Delaware corporation (“Rocket”), Maverick Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Rocket (“Maverick Merger Subsidiary”) and Mr. Cooper Group Inc., a Delaware corporation (“Mr. Cooper”), Maverick Merger Subsidiary merged with and into Mr. Cooper, with Mr. Cooper surviving as a direct, wholly owned subsidiary of Rocket (the “Maverick Merger”), and immediately following such Maverick Merger, Mr. Cooper merged with and into the Registrant (the “Forward Merger” and together with the Maverick Merger, the “Mergers”), with the Registrant surviving as a wholly owned subsidiary of Rocket.

As a result of the consummation of the Mergers, the Registrant has terminated all offerings of its securities pursuant to each Registration Statement. In accordance with an undertaking made by the Registrant in each Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold or unissued at the termination of the offering, the Registrant hereby removes and withdraws from registration all securities of the Registrant registered pursuant to any Registration Statement that remain unsold or otherwise unissued as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of such Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan on October 1, 2025.

Maverick Merger Sub 2, LLC

By:	/s/ Brian Brown
Brian Brown
Secretary and Treasurer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.